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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 4)*


                              AMISTAR CORPORATION
                              -------------------
                                (Name of Issuer)


                                  COMMON STOCK
                         ------------------------------
                         (Title of Class of Securities)


                                  031535 10 7
                                 --------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                (Continued on following page(s))

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CUSIP NO. 031535 10 7                 13G                      PAGE 2 OF 4 PAGES

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     GORDON S. MARSHALL       SSN: ###-##-####
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          712,400
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            712,400
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     712,400
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     approx. 22%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     INDIVIDUAL
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

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ITEM 1.
     (a)      Name of Issuer:   Amistar Corporation
     (b)      Address of Issuer's Principal Executive Offices:
                237 Via Vera Cruz
                San Marcos, CA  92069
ITEM 2.
     (a)      Name of Person Filing: Gordon S. Marshall
     (b)      Address of Principal Business Office or, if none, Residence:
                237 Via Vera Cruz
                San Marcos, CA 92069
     (c)      Citizenship:  U.S.A.
     (d)      Title of Class of Securities:  Common Stock
     (e)      CUSIP Number:  031535 10 7

ITEM 3.       Inapplicable

ITEM 4. OWNERSHIP


     (a)   Amount Beneficially Owned: 712,400
     (b)   Percent of Class: approx. 22%
     (c)   Number of shares as to which such person has:

           (i)    Sole power to vote or to direct the vote:
           (ii)   Shared power to vote or to direct the vote: 712,400
           (iii)  Sole power to dispose or to direct the disposition of:
           (iv)   Shared power to dispose or to direct the disposition of:
                    712,400

INSTRUCTION: For computations regarding securities which represent a right to acquire an underlying security see ss.240.13d-3(d)(1).

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ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                Inapplicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               Inapplicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

               Inapplicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               Inapplicable

ITEM 9. NOTICE OF DISSOLUTION OF A GROUP:

               Inapplicable

ITEM 10. CERTIFICATION

                Inapplicable


       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


        7 Feb 2007
---------------------------------
            Date

/S/ Gordon S. Marshall
---------------------------------
           Signature

Gordon S. Marshall
---------------------------------